Exhibit 10.34

AMENDMENT 5
Dated November 21, 2013
to
EQUIPMENT FINANCING AGREEMENT NO. 13379 (the “Agreement”)
dated December 12, 2011 between Buffalo Shredding and Recovery, LLC
(as “Borrower”) and First Niagara Leasing, Inc. (as “Lender”)

Effective this 18th day of November 2013, the parties hereto agree that Section 30 Financial Covenants of the above referenced Agreement is hereby amended and restated in its entirety as follows:

30. FINANCIAL COVENANTS: (a) Maximum Capital Expenditures. Neither Borrower nor Borrower’s parent company, Metalico, Inc. (“Metalico”), shall incur or make , make or incur Capital Expenditures, in any fiscal quarter indicated below, in an aggregate amount for Metalico and its subsidiaries in excess of the corresponding amount set forth below opposite such fiscal quarter:

Fiscal Quarter	Capital Expenditures
December 31, 2013	$2,500,000
March 31, 2014	$2,500,000
June 30, 2014	$3,500,000
September 30, 2014	$3,000,000
December 31, 2014	$2,500,000
March 31, 2015	$2,500,000
June 30, 2015	$3,500,000
September 30, 2015	$3,000,000
December 31, 2015	$2,500,000
March 31, 2016	$2,500,000
June 30, 2016	$3,500,000
September 30, 2016	$3,000,000
December 31, 2016	$2,500,000
March 31, 2017	$2,500,000
June 30, 2017	$3,500,000
September 30, 2017	$3,000,000
December 31, 2017	$2,500,000
March 31, 2018	$2,500,000
June 30, 2018	$3,500,000
September 30, 2018	$3,000,000
December 31, 2018	$2,500,000
March 31, 2019	$2,500,000
June 30, 2019	$3,500,000
September 30, 2019	$3,000,000

Notwithstanding the foregoing, to the extent that the maximum Capital Expenditure covenant contained herein is inconsistent with the maximum Capital Expenditure covenant contained in any senior financing agreement or other senior financing document (as amended, the “Senior Financing Documents”) to which Borrower or Metalico, Inc. is subject, then the maximum Capital Expenditure covenant contained herein shall be amended to the extent necessary to “mirror” the Capital Expenditure covenant set forth in such Senior Financing Documents.

(b) Leverage Ratio. Metalico and Borrower shall not permit the Leverage Ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending December 31, 2013, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
December 31, 2013	7.75:1.00
March 31, 2014	6.00:1.00
June 30, 2014	5.50:1.00
September 30, 2014	5.25:1.00
December 31, 2014	5.00:1.00
March 31, 2015	4.75:1.00
June 30, 2015	4.50:1.00
September 30, 2015	4.25:1.00
December 31, 2015	4.25:1.00
March 31, 2016	4.25:1.00
June 30, 2016	4.25:1.00
September 30, 2016 and each Fiscal Quarter ending thereafter	4.00:1.00

(c) Minimum Availability. Metalico and Borrower shall not permit “Borrowing Base Availability” under, and as that term is defined in, the Senior Financing Documents to be less than $19,500,000 at any time; provided, that, if the Leverage Ratio as of the last day of the Fiscal Quarter ending December 31, 2014 is less than 5.00 to 1.00, then such amount shall be reduced to $17,500,000 at all times thereafter.

“Capital Expenditures” means, for any period, the aggregate of all expenditures of Metalico and its subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Metalico and its subsidiaries.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Consolidated EBITDA” means, for any period, an amount determined for Metalico and its subsidiaries on a consolidated basis equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) to the extent listed in the sources and uses attached to the Flow of Funds Agreement entered into pursuant to the Senior Financing Documents and paid on or before the date that is 45 days following the “Closing Date” under and as that term is defined in the Senior Financing Documents, the costs, fees and expenses paid by Metalico and its subsidiaries in connection with the closing of the transactions contemplated by the Senior Financing Documents, plus (vii) non-cash stock-based compensation expenses, plus (viii) non-cash fair-value adjustments, plus (ix) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), minus (b) the sum, without duplication of the amounts for such period of (i) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), plus (ii) interest income, plus (iii) other income.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Metalico and its subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under interest rate hedging agreements, but excluding, however, any amounts excluded pursuant to the Senior Financing Documents.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of Metalico and its subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) the sum of (i) the income (or loss) of any person (other than a subsidiary of Metalico) in which any other person (other than Metalico or any of its subsidiaries) has a joint interest, plus (ii) the income (or loss) of any person accrued prior to the date it becomes a subsidiary of Metalico or is merged into or consolidated with Metalico or any of its subsidiaries or that person’s assets are acquired by Metalico or any of its subsidiaries, plus (iii) the income of any subsidiary of Metalico to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, plus (iv) any gains or losses attributable to asset sales or returned surplus assets of any pension plan, plus (v) (to the extent not included in clauses (b)(i) through (iv) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Metalico and its subsidiaries determined on a consolidated basis in accordance with GAAP.

“Indebtedness” means, as applied to any person, without duplication, (a) all indebtedness for borrowed money; (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (c) all obligations of such person evidenced by notes, bonds or similar instruments or upon which interest payments are customarily paid and all obligations in respect of notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-outs or other deferred payment obligations in connection with an acquisition to the extent such earn-outs and deferred payment obligations are fixed and non-contingent (excluding any such obligations incurred under ERISA and excluding trade payables incurred in the ordinary course of business and repayable in accordance with customary trade terms); (e) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person; (f) all indebtedness secured by any lien on any property or asset owned or held by that person regardless of whether the indebtedness secured thereby shall have been assumed by that person or is non-recourse to the credit of that person; (g) the face amount of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bonds and similar credit transactions issued for the account of that person or as to which that person is otherwise liable for reimbursement of drawings; (h) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such person of the obligation of another; (i) any obligation of such person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (j) any liability of such person for an obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (j), the primary purpose or intent thereof is as described in clause (i) above; and (k) all obligations of such person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any interest rate hedging agreement, whether entered into for hedging or speculative purposes. The Indebtedness of any person shall include the Indebtedness of any partnership or joint venture in which such person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such person.

“Leverage Ratio” means the ratio as of the last day of any fiscal quarter of (a) Consolidated Total Debt as of such day, to (b) Consolidated EBITDA for the four fiscal quarter period ending on such date.

Borrower will cause Metalico to adhere to the financial covenants as herein above stated and shall notify Lender if changed in the Senior Financing Documents.

Borrower agrees to pay to Lender an amendment fee in the amount of $10,000.00.

All other terms and conditions of the Agreement shall remain unaltered. The parties have caused this Amendment 5 to be executed by their duly authorized representatives as of the date first set forth above.

Lender: First Niagara Leasing, Inc.			Borrower: Buffalo Shredding and Recovery, LLC
By: Metalico New York, Inc., its sole Member
By:	/s/ Edward Perkowski	By:	/s/ Eric W. Finlayson

Name:	Edward Perkowski	Name:	Eric W. Finlayson
Title:	President	Title:	Vice President and Treasurer